Exhibit 10.48

June 15, 2015

PERSONAL AND CONFIDENTIAL

Andrew Hurst

[Address redacted]

Dear Andrew:

You are among a select group of key employees who are being included in a Career Education Corporation (“CEC”) retention program.  As we discussed, you play a pivotal role in the organization and in navigating the Company through this period of change to make the company profitable, to better serve its students and other stakeholders. We value your future contributions to the ongoing success and transformation of the business.

Specifically, in consideration for your continued active employment in good standing with CEC, which shall include, but not be limited to, the successful performance of your day-to-day responsibilities, as well as such additional duties as may be assigned to you through the date below, you will be eligible for Retention Bonus Awards under the terms and conditions set forth below.

Retention Bonus Awards

Cash Award

If you are actively employed in good standing by CEC as of June 15, 2016, (the “Retention Bonus Payment Date”), CEC will make the following Retention Bonus Cash Payment to you:

Retention Bonus Cash Payment: $56,000, less all applicable deductions

This Retention Bonus Cash Payment will be made to you within fifteen (15) business days after the applicable Retention Bonus Payment Date listed above.

If you leave the Company (whether by voluntary resignation or involuntary termination for Cause) at any time prior to the time any of the above contingencies have been met, you will not be entitled to any portion of the Retention Bonus Cash Payments prior to your separation from the Company.  A for Cause termination includes, but is not limited to, discharge for poor performance, non-performance, or misconduct.  In the event you are involuntarily terminated from the Company other than for Cause, prior to any of the Retention Bonus Payment Dates listed above, you will be entitled to any Retention Bonus Cash Payment that has not yet become due prior to your separation from the Company.  The payment will be made to you within fifteen (15) business days after your separation from the Company.

Exhibit 10.48

Stock Award

Restricted Stock Units (“RSU”) with a value of $56,000 as of the grant date will be awarded to you.

The RSUs will vest in three equal installments over a three-year period. Thus, 1/3 of the grant will vest annually on June 14th over the next three years. Shares of CEC common stock will be issued to you when the RSUs vest.

Your RSU Award Agreement, being given to you today, will also require your signature. Please read this document carefully as it contains important provisions regarding these grants, including certain restrictive covenants as a condition to receiving the grant, including non-solicit and non-compete terms.

In the event you are involuntarily terminated from the Company, other than for Cause, prior to any of the RSU vesting dates, the unvested RSUs will be settled and paid to you in cash instead of stock based on the preceding 30-day average closing CEC stock price.  This payment will be made to you within fifteen (15) business days after your separation from the Company.

Employment and Confidentiality

Notwithstanding anything contained herein, you will remain an employee-at-will.  This means you are free to terminate your employment at any time, for any reason, and the Company retains the same right.

You agree that you will keep completely confidential the terms of this Agreement, and the existence of this Agreement, and that you have not and will not hereafter disclose any information concerning this Agreement and its terms to any person except your immediate family members, attorneys, accountants, tax and financial advisors, provided that each of them is informed of and agrees to keep the information confidential.

Both the cash and stock awards described above are subject to you signing and returning the RSU Award Agreement in addition to signing and returning this document.

By signing this letter below and returning a copy to me by Monday, June 22nd, you acknowledge that you have read, understand and agree to the terms set forth herein.  We truly appreciate your individual efforts to help chart a path toward sustainable success for us and our employees and students.

Sincerely,

/s/ Jason Friesen

Jason Friesen

SVP ＆ Chief University Ed Off

Exhibit 10.48

AGREED TO AND ACCEPTED BY:

___/s/ Andrew H. Hurst______________________6/21/2015__________

AcceptedDate